Exhibit 99.1

Springwater Special Situations Corp. Announces Closing of Partial Over-Allotment Option from Initial Public Offering

NEW YORK, NY, September 7, 2021—(BUSINESS WIRE)—Springwater Special Situations Corp. (the “Company”) announced today that it closed the sale of an additional 2,118,624 units at $10.00 per unit for aggregate gross proceeds of $21,186,240 pursuant to the underwriters’ over-allotment option granted in connection with the Company’s initial public offering. Total proceeds raised in the initial public offering, including the over-allotment option exercise, was $171,186,240. The units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “SWSSU” on August 26, 2021. Each unit consists of one share of common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the shares of common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “SWSS” and “SWSSW,” respectively.

Springwater Special Situations Corp. is a Delaware blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company is led by Martin Gruschka, Chief Executive Officer and Director, Ignacio Casanova, Chief Financial Officer and Director, and Angel Pendas, Secretary and Director.

EarlyBirdCapital, Inc. acted as the sole book-running manager for the offering and JonesTrading Institutional Services LLC acted as co-manager for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on August 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Martin Gruschka, CEO

212-818-8800